Exhibit 10.16 Schedule of Omitted Lease with Option Contracts

Property Address:	Date of Contract:	Down Payment:	Monthly Payment:	Sales Price:	Length of Contract:
1410 Adams Street Saginaw, Michigan	7/3/12	$4000	$710	$83800	4 years
842 Atlanta Carrollton Twp, Michigan	7/1/12	$0	$800	$84000	2 years
1403 Chilson St. S Bay City, Michigan	6/11/12	$4000	$800	$76000	2 years
1109 Grant S. Bay City, Michigan	7/1/12	$3000	$700	$86400	4 years
2236 Mc Ewan Saginaw, Michigan	8/1/12	$3500	$740	$79200	4 years

(1)

All of the lease with option to purchase contracts contain a provision whereby $100 per month of the monthly payment is credited towards the sales price upon purchase.

Aside from the information noted, all of the terms and conditions are identical.